Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 20, 2024, relating to the financial statements of Greenfire Resources Ltd. appearing in Greenfire Resources Ltd.’s Amendment No. 1 to the Annual Report on Form 20-F for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 21, 2023, relating to the financial statements of Japan Canada Oilsands Limited appearing in Greenfire Resources Ltd.’s Amendment No. 1 to the Annual Report on Form 20-F for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Calgary, Canada

September 20, 2024